  Exhibit 99.1

ICON Income Fund Nine, LLC
2011 Year End Liquidation Update

This update is intended to give registered representatives and the investors in ICON Income Fund Nine, LLC (“Fund Nine”) a description of Fund Nine’s activities throughout the 2011 calendar year and an outlook for the future.

As Fund Nine’s manager, ICON Capital Corp. has actively and prudently managed Fund Nine’s portfolio to yield the best possible results for investors.  As a public program, Fund Nine has reported to you regularly through quarterly, annual and current reports filed with the Securities and Exchange Commission. These important disclosure documents provide comprehensive required information.

As you are already aware, Fund Nine entered into its liquidation period on May 1, 2008 and, effective September 1, 2008, Fund Nine’s distributions began to fluctuate monthly based on the proceeds being generated by Fund Nine’s portfolio.  During the liquidation period, distributions that are generated from net rental income and proceeds from equipment sales generally fluctuate as remaining leases come to maturity and equipment coming off lease is sold.  Accordingly, distributions are no longer paid at a constant distribution rate on a regularly scheduled basis and, therefore, the amount of distributions continue to fluctuate as Fund Nine’s portfolio continues to wind down and its assets are sold.  In some months, the distribution could be larger than the previous distribution. In some months, the distribution may be smaller, and, in some months, there may not be any distribution.  We expect the liquidation period to continue for a couple more years, as Fund Nine’s portfolio winds down.

Below are the results of dispositions that have occurred this past year as well as the status of the remaining material investments in Fund Nine’s portfolio.

Dispositions

$3,372,500 Investment in a Portfolio of Leases from Summit Asset Management

The Collateral:  The majority of the collateral was comprised of information technology equipment, including laptops, desktops and printers located in the United Kingdom. The portfolio consisted of a 90% interest in the unguaranteed residual values of the equipment.

Investment:  In December 2003, Fund Nine entered into an agreement with Summit Asset Management to acquire a 90% interest in the unguaranteed residual values of the portfolio for approximately $3,372,500.

Outcome:  On March 29, 2011, Fund Nine sold the portfolio of remaining leases to Key Finance Group Limited for approximately $269,000. Fund Nine collected an additional $4,409,000 in residual proceeds during the tenure of this investment.

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$16,868,000 Investment in a Double Hulled Tanker Chartered to Teekay Corporation

The Vessel:  One Aframax double hulled tanker (the “Samar Spirit”).

Investment: In July 2007, Fund Nine purchased the Samar Spirit for approximately $40,250,000, which included approximately $23,382,000 in non-recourse indebtedness. The Samar Spirit was subject to a 48-month bareboat charter with an affiliate of Teekay.
Outcome: On August 19, 2011, Fund Nine sold the Samar Spirit for net proceeds of approximately $4,700,000.  On November 1, 2011, Fund Nine distributed these proceeds, along with cash on hand, for a total distribution of approximately $4,800,000.

Current Portfolio

$9,690,000 Investment in Vehicle Transportation Vessels Currently Chartered to Wilhelmsen Lines Shipowning AS

The Charterer:  Wilhelmsen Lines Shipowning AS (“Wilhelmsen”) is a subsidiary of Wilh. Wilhelmsen ASA (“WW”), a leading global maritime industry group. WW offers logistics solutions and maritime services through a worldwide network, including approximately 14,000 employees in more than 330 offices in more than 70 countries. (Source: WW website).

The Vessels: Three roll-on-roll-off oceangoing vehicle transportation vessels.

Investment: Fund Nine purchased the vessels for approximately $74,020,000, which included approximately $64,330,000 in non-recourse indebtedness.  The vessels are subject to bareboat charters with Wilhelmsen.

Outlook:  During 2006, the bareboat charters for all three vessels were extended through December 2013.  In connection with the bareboat charter extensions, the outstanding debt attributable to each vessel was refinanced and also restructured, thereby allowing Fund Nine to generate additional free cash over the term and to realize approximately $22,000,000 in cash proceeds at closing of the refinance. In addition to the charter proceeds already collected, Fund Nine expects to receive approximately $2,946,000 in future sale and charter proceeds in connection with this investment.

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$6,375,000 Investment in Aircraft Currently Leased to Aerolineas Argentinas S.A.

The Operator:  Aerolineas Argentinas S.A. (“Aerolineas”), along with its subsidiaries, provides commercial flights and shipping solutions in Argentina.  Aerolineas’s services include cargo transportation and priority package services.  The company was founded in 1950 and is based in Buenos Aires, Argentina.  (Source: Bloomberg Businessweek).

The Aircraft: Two 1996-built Airbus A340-313X aircraft wide-body four engine commercial passenger aircraft.

Investment:  In March 2002, Fund Nine purchased a 50% interest, through a joint venture with its affiliate, ICON Income Fund Eight B L.P. Liquidating Trust (“Eight B”), in the first aircraft and leased it to Cathay Pacific Airways Limited (“Cathay”). The first aircraft was purchased for approximately $74,745,000, comprised of Fund Nine’s cash contribution of $2,125,000, Eight B’s cash contribution of $2,125,000, and approximately $70,495,000 from a non-recourse loan. In June 2002, Fund Nine purchased the second aircraft for approximately $69,041,000, comprised of $4,250,000 in cash and approximately $64,791,000 from a non-recourse loan, and leased it to Cathay.  The lease for the first aircraft was due to expire on June 12, 2006 and was extended until December 1, 2011.  The lease for the second aircraft was due to expire on March 27, 2006 and was extended until July 1, 2011.  In January 2012 and February 2012, the aircraft were re-leased to Aerolineas for a period of seventy-three months.  In connection with the leases, the non-recourse loans relating to the aircraft will in all likelihood be refinanced.

Outlook:  The market for aircraft carrying four engines has been significantly affected by the increase in fuel prices that we have witnessed over the last several years.  This increase results in higher operating costs for these aircraft when compared to other wide-body aircraft that have two engines. This has negatively affected the residual value of these aircraft.  By entering into new leases for the aircraft when the Cathay leases matured, Fund Nine is now able to continue to amortize the debt on the aircraft and hopefully increase its ability to sell these aircraft at a price that will result in proceeds for investors.  Fund Nine expects to receive up to $9,558,000 in future sale proceeds in connection with this investment.

$1,943,000 Investment in Refrigerated Trailers Currently Leased to Conwell Corporation

The Lessee:  Conwell Corporation (“Conwell”) is a subsidiary of Frozen Food Express Industries, Inc. (“Frozen Foods”), a publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items). Frozen Foods’ services extend from Canada, throughout the 48 contiguous United States and into Mexico. (Source:  Frozen Foods website).

The Collateral:  Forty-Six 53’ Great Dane refrigerated trailers equipped with Carrier refrigeration units.

Investment:  In September 2003, Fund Nine purchased the equipment subject to lease with Conwell for approximately $1,943,000.

Outlook:  The lease expired in April 2010 and Conwell continues to lease the equipment on a month-to-month basis. In addition to the rental proceeds already collected, Fund Nine expects to receive up to $559,000 in future sale and rental proceeds in connection with this investment.

The following chart depicts the net position of Fund Nine’s material assets as of December 31, 2011:

Expected Future Proceeds From Investment
Charterer/Operator/ Lessee	Low	High
Wilhelmsen	$2,946,000	$2,946,000
Aerolineas Argentinas S.A.	$0	$9,558,000
Conwell Corporation	$467,000	$559,000

Total Gross Proceeds Expected	$3,413,000	$13,063,000

Approximate No. of Shares Outstanding at December 31, 2011	97,956

Estimated Net Value Per Share	$34.84	$133.36

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Conclusion

Fund Nine commenced operations in November 2001.  The sharp decline in capital spending following the tragic events of September 11, 2001 provided Fund Nine with significantly fewer investment opportunities than would have been anticipated by any historical measure.  Fund Nine had an $8.4 million investment in a natural gas-fired cogeneration facility on lease to EF Kenilworth, Inc. The lease was extended in January 2004 to run through June 2009; however, as the price of natural gas reached and exceeded $5.00/MMBTU — the point at which the facility operated at breakeven — in 2003 and continued to rise thereafter (including peaking above $9.00/MMBTU in 2005), the lessee had increasing difficulty meeting its lease payments. Moreover, as the amount and timing of the lease payments were dependent on natural gas prices, the lease and asset became increasingly less profitable to Fund Nine over this period. Faced with the likelihood of having to put the lessee in default under the lease and remarketing the asset in significantly adverse market conditions, Fund Nine sold the asset to the lessee’s natural gas provider for $4.8 million in April 2006, which resulted in a $2 million loss on its investment.

Finally, although Fund Nine was able to re-lease the aircraft previously on lease to Cathay to Aerolineas, the market for those aircraft experienced adverse changes following the initial investment.  The aircraft lost significant value and rental rates for the renewal terms available for the aircraft during 2005 were less than originally anticipated.  The unprecedented rise in fuel prices during 2008 further impacted the market for the aircraft.  Following 2008, Fund Nine wrote down its residual position in the aircraft by approximately $6 million. In light of these extreme challenges, Fund Nine is not likely to achieve its original investment objective.  Nevertheless, due to the performance of some notable transactions that have exceeded original expectations (such as Fund Nine’s $9.6 million investment in three car carrying vessels on bareboat charter to Wilhelmsen that has yielded approximately $30 million in proceeds to date), Fund Nine has been able to offset some of these results.  As of December 31, 2011, an investor that invested in Fund Nine at its commencement in November 2001 has received cash distributions of $751 for every $1,000 invested.

As always, we are happy to answer any additional questions that you may have.  Please reach us at the following numbers:  Investors:  800-343-3736; Registered Representatives:  800-435-5697.

Neither Fund Nine nor its Manager accepts any responsibility for, or assumes any liability for, any duty to update or reliance upon, the contents, accuracy, completeness, usefulness or timeliness of any of the information contained under the headings “The Lessee,” “The Operator” or “The Charterer” contained within this document. The estimates and projections contained in this update do not take into account any fees or expenses (including, but not limited to, remarketing fees and expenses and attorneys’ fees and expenses) that may be necessary or advisable in connection with the realization of such estimates and projections.

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Forward-Looking Information

Certain statements within this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA.  These statements are being made pursuant to PSLRA, with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA, and, other than as required by law, we assume no obligation to update or supplement such statements.  Forward-looking statements are those that do not relate solely to historical fact.  They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events.  You can identify these statements by the use of words such as “may,” “will,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict” or “project” and variations of these words or comparable words or phrases of  similar meaning.  These forward-looking statements reflect our current beliefs and expectations with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside of our control that may cause actual results to differ materially from those projected.

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